Exhibit 10.13

TAX SHARING AND INDEMNIFICATION AGREEMENT

THIS IS A TAX SHARING AND INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of the Effective Date, made by and among Crown, Cork & Seal Company Inc., a Pennsylvania corporation (“Crown”) on behalf of itself and each member of the Crown Group, Constar International Inc., a Delaware corporation (“Constar”), on behalf of itself and each member of the Constar Group, and their respective successors.

Background

A.    Crown plans to sell approximately 55% of its Constar stock to the public in a public offering (the “Offering”). As a result of the Offering, Constar and members of the Constar Group will no longer be members of the Crown Group for the purpose of filing consolidated federal income Tax Returns. Pursuant to this Agreement, Members of the Constar Group will no longer file consolidated, combined or unitary income Tax Returns (or participate in group relief or any similar arrangement) with any members of the Crown Group for foreign Tax purposes and for state Tax purposes unless otherwise required by law;

B.    The Parties are entering into this Agreement: to provide for the Parties’ respective liabilities for Taxes; to provide certain indemnities; and to provide for various administrative matters relating to Taxes including: (1) the preparation and filing of Tax Returns along with the payment of Taxes due and payable, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the Parties to this Agreement, (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities that could result in a redetermination of Taxes, and (4) the cooperation of all Parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law; and

C.    It is the intent of the Parties that Crown shall economically bear the burden of all Taxes that are due under any consolidated, combined or unitary Tax Return (or group relief or similar arrangement) that includes any member or members of the Constar Group and at least one member of the Crown Group that is not a member of the Constar Group for periods up to and ending with the completion of the Offering (a “Crown Consolidated Return”) and that Constar or the appropriate member of the Constar Group shall economically bear the burden of all Taxes otherwise imposed upon or attributable to the members of the Constar Group.

Terms

THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Definitions.    As used in this Agreement (including the introduction and Background section hereof), the following definitions apply (such meanings to be equally applicable to both the singular and plural focus of the terms involved):

ADJUSTMENT means any proposed or final change in the Tax Liability of a Taxpayer.

CODE means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any comparable successor legislation.

COMBINED STATE TAX RETURN means a consolidated, combined or unitary state Tax Return for a taxable period beginning after the Effective Date that is required to include one or more members of the Crown Group and one or more members of the Constar Group.

CONSTAR GROUP means: (i) as of any relevant date after the Effective Date, Constar and its Subsidiaries determined as of such date; and (ii) as of any relevant date on or before the Effective Date, Constar and those Persons that are Subsidiaries of Constar immediately after the Effective Date, whether or not such Persons were Subsidiaries of Constar before the Offering.

CONSTAR RETURNS is defined at Section 2.2 hereof.

CROWN CONSOLIDATED RETURN has the meaning set forth in paragraph C of the Background section hereof.

CROWN GROUP means, as of any relevant date, Crown and its Subsidiaries, determined as of such date.

DISPUTES is defined at Section 6.1(a) hereof.

EFFECTIVE DATE means the date on which the Offering closes.

FINAL DETERMINATION means the final resolution of any Tax matter. A Final Determination shall result from the first to occur of:

1.
the expiration of 30 days after the IRS’ acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the “Waiver”), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the Taxpayer gives notice to the other Party to this Agreement of the Taxpayer’s intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

2.	a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

3.
the execution of a closing agreement under Code section 7121, the acceptance by the IRS of an offer in compromise under Code section 7122, or resolution of any Tax matter under Code section 7123 or any similar resolution program, or comparable agreements or resolution program under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

4.	the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

5.	the expiration of the applicable statute of limitations; or

6.	an agreement by the Parties hereto that a Final Determination has been made.

FINAL STATEMENT is defined at Section 3.3 hereof.

INTERIM STATEMENT is defined at Section 3.3 hereof.

IRS means the U.S. Internal Revenue Service.

IRS INTEREST RATE means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

NON-PRIMARY PARTY is defined at Section 4.3(a) hereof.

OFFERING has the meaning set forth in paragraph A of the Background section hereof.

PARTY means, on the one hand, Crown and any member of the Crown Group and, on the other hand, Constar and any member of the Constar Group, as the case may be.

PERSON means any corporation, business trust, joint venture, association, company, partnership or limited liability company.

PRIMARY PARTY is defined at Section 4.3(a) hereof.

STRADDLE PERIOD is defined at Section 3.2(a) hereof.

STRADDLE PERIOD RETURN is defined at Section 3.2(a) hereof.

SUBSIDIARY means with respect to Crown or Constar, any Person of which Crown or Constar, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members of the board of directors or similar governing body except that neither Constar nor any Subsidiary of Constar shall be considered a Subsidiary of Crown after the Effective Date.

TAXES means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts which any member of the Crown Group or the Constar Group is required to pay, collect or withhold, together with any interest and any penalties, additions or additional amounts imposed with respect thereto.

TAXPAYER means the Crown Group, the Constar Group or any member thereof as the context may require.

TAX BENEFIT means a reduction in the Tax Liability of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such Taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

TAX ITEM means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period (including, as the context may require, the amount of such Taxes that would be due if computed on a separate company basis), determined after applying all Tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business Tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS

Section 2.1.  Returns Prepared by Crown.    Crown shall prepare and file, or cause to be prepared and filed, all Crown Consolidated Returns (including all Straddle Period Returns) and all Combined State Tax Returns.

Section 2.2.  Returns Prepared by Constar.    Constar shall prepare and file, or cause to be prepared and filed, all Tax Returns of, or with respect to, one or more members of the Constar Group other than the Crown Consolidated Returns (the “Constar Returns”).

Section 2.3.  Taxable Period Ends on Effective Date.    Unless prohibited under applicable law, a taxable period of each member of the Constar Group that is included in a Crown Consolidated Return that includes the Effective Date shall end at the close of the Effective Date.

Section 2.4.  Combined State Tax Returns.    Crown and Constar shall take all actions permitted by applicable law to file their returns other than on the basis of a Combined State Tax Return and if permitted by law, shall cooperate to revoke any existing elections to file Combined State Tax Returns or to make any election, filing, statement or any similar action necessary to permit filing on a separate company basis and to avoid filing Combined State Tax Returns.

ARTICLE III
PAYMENT OF TAXES UPON FILING AND UPON SUBSEQUENT ADJUSTMENT

Section 3.1.  Taxes Generally.    Except as provided in Section 3.2 of this Agreement, Crown shall pay or cause to be paid and shall indemnify and hold Constar and the members of the Constar Group harmless against all Tax Liabilities that arise under each Crown Consolidated Return. Constar shall pay or cause to be paid and shall indemnify and hold Crown and the members of the Crown Group harmless against all Tax Liabilities that arise under each Constar Return. Crown and Constar shall share all Tax Liabilities arising under Combined State Tax Returns in accordance with Section 3.3 hereof.

Section 3.2.  Straddle Periods.    If, for purposes of a Crown Consolidated Return, a taxable period of any member of the Constar Group includes the Effective Date but does not end on the Effective Date (as otherwise generally provided under Section 2.3 of this Agreement) (a “Straddle Period”), Crown shall pay or cause to be paid and shall indemnify and hold Constar and the members of the Constar Group harmless against the Tax Liabilities attributable to the affected member or members of the Constar Group for the portion of such tax period ending on the Effective Date and Constar shall pay or cause to be paid and shall indemnify and hold Crown and the members of the Crown Group harmless against the Tax Liabilities attributable to the affected member or members of the Constar Group for the remainder of such tax period beginning with the day after the Effective Date. Tax Returns for such Straddle Periods shall be referred to as “Straddle Period Returns.” The determination of

Tax Liabilities up to and following the Effective Date shall be based upon an interim closing of the books of the affected member or members of the Constar Group as of the opening of the day following the Effective Date and shall otherwise follow the principles of Section 3.3. Crown shall determine the amounts owed by Constar under this Section 3.2 and provide to Constar a statement showing the amount owed by Constar within 20 days of the due date of any Straddle Period Return (determined without regard to applicable extensions). Constar shall pay to Crown its portion of Taxes determined under this Section 3.2 for Straddle Period Returns to Crown no less than 10 days prior to the due date of any Straddle Period Return (determined without regard to applicable extensions). Interest shall accrue at a rate of 8% on any payment required by this Section 3.2 not made within the time specified in the immediately preceding sentence. Crown shall refund to Constar the excess of any payment made by Constar over the amount calculated following the principles of this Section 3.2 applied to the tax shown due and payable on any Straddle Period Return as filed. Crown shall prepare a second statement showing any additional amount owed by Constar or any amount payable by Crown to Constar 30 days after the filing of any Combined State Tax Return. Constar shall pay to Crown any amount owed under this Section 3.3 no less than 5 days after receiving an Interim Statement or Final Statement. Crown shall pay any amount owed to Constar under this Section 3.2 no less than 5 days after Crown delivers the Final Statement. Interest shall accrue at a rate of 8% on any payment required by this Section 3.2 not made within the time specified in the two preceding sentences.

Section 3.3.  Tax Liability under Combined State Tax Returns.    Crown shall pay or cause to be paid and shall indemnify and hold Constar and the members of the Constar Group harmless against, all Tax Liabilities due and payable with respect to each Combined State Tax Return to the extent such Tax Liabilities are attributable to any member of the Crown Group. Constar shall pay or cause to be paid to Crown and shall indemnify and hold Crown and the members of the Crown Group harmless against all Tax Liabilities due and payable with respect to each Combined State Tax Return to the extent such Tax Liabilities are attributable to any member of the Constar Group. For purposes of this Section 3.3, the portion of Tax Liabilities attributable to a member shall be determined by allocating the Tax due and payable with respect to a Combined State Tax Return among the members in the same proportion that each such member’s taxable income, determined on a separate company basis, bears to the sum of the separate taxable incomes of all members having separate taxable income (and disregarding losses of any member). The excess of the Tax Liability of a member determined on a separate company basis over the allocable portion of the Tax Liability of such member as determined under the immediately preceding sentence shall be paid by such member to the other member or members having losses in direct proportion to the reduction in Tax Liability resulting from the inclusion of such loss member or members. In no event shall this Section 3.3 require a member of either the Constar Group or Crown Group to make a payment to another member in the same group. Crown shall determine the amounts owed under this Section 3.3 and provide to Constar, on a quarterly basis, a statement showing the amount owned by Constar (an “Interim Statement”). Crown shall prepare a final statement showing any additional amount owed by Constar or any amount payable by Crown to Constar 30 days after the filing of any Combined State Tax Return (a “Final Statement”). Constar shall pay to Crown any amount owed under this Section 3.3 no less than 5 days after receiving an Interim Statement or Final Statement. Crown shall pay any amount owed to Constar under this Section 3.3 no less than 5 days after Crown delivers the Final Statement. Interest shall accrue at a rate of 8% on any payment required by this Section 3.3 not made within the time specified in the two preceding sentences.

Section 3.4.  Adjustments.    If any Tax Return is examined by a taxing authority and an Adjustment results from such examination, the Party bearing responsibility for such Taxes determined under this Article III shall pay its share of any additional Tax Liability resulting from the Adjustment, determined in accordance with the principles set forth in Section 3.3, within 30 days following a Final Determination of such Adjustment and any refund, credit or similar reduction in Tax Liability arising from such Adjustment shall be apportioned among the Parties in accordance with the principles set forth in Section 3.3, provided, however, that if the Adjustment results in an increase in the Tax Liability of one Party and a Tax Benefit to the other Party, the Party receiving such Tax Benefit, to the extent it is equal to or less than the other Party’s additional Tax Liability, shall pay the amount of such Tax Benefit to such other Party within 30 days after such Tax Benefit is realized. Promptly after receiving notice from the Party having the Adjustment that results in additional Tax Liability, the other Party shall make a claim for any Tax Benefit resulting from such Adjustment, on an amended Tax Return or in a formal or informal claim filed with the IRS or other taxing authority, unless the amount of such Tax Benefit is immaterial or unless otherwise agreed by the Parties.

Section 3.5.  Refunds.    If one Party receives a refund in respect of amounts paid by the other Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to one Party be applied by the taxing authority to obligations of the other Party as determined under this Agreement, then the Party in receipt of such refund or notification of credit, shall promptly following receipt (or notification of credit), remit such refund (or the amount of such credit) and any related interest to the other Party.

ARTICLE IV
COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

Section 4.1.  Waiver of Carrybacks.    If any member of the Constar Group generates a net operating loss in a taxable period beginning after the Effective Date, Constar hereby agrees to waive (or cause such other member of the Constar Group to waive) the right to carry back such net operating loss pursuant to Code Section 172(b)(3), so that no such net operating losses will be carried back to any Crown Consolidated Return. Similar procedures shall be followed in any state or locality where Constar might otherwise have the right to carry back a net operating loss to a Crown Group combined, consolidated or unitary Tax Return. In no circumstances shall Constar have the right to carry back a net operating loss to a Crown Consolidated Return, and any refund or credit that may be paid to or received by the Crown Group on account of any such carryback shall remain the sole property of the Crown Group.

Section 4.2.  Tax Return Information.

(a)  Constar shall, and shall cause each appropriate member of the Constar Group to, provide Crown with all information and other assistance reasonably requested by

Crown to enable Crown to prepare and file Crown Consolidated Returns and Combined State Tax Returns.

(b)  Crown shall, and shall cause each appropriate member of the Crown Group to, provide Constar with all information and other assistance reasonably requested by Constar to enable Constar to prepare and file Constar Returns.

(c)  After filing of the final Crown Consolidated Returns, Crown will inform Constar of the amount of consolidated carryovers which are attributed to Constar and each member of the Constar Group as provided by Treasury Regulation Section 1.1502-21 or any other similar law or regulation.

Section 4.3.  Audits and Adjustments.

(a)  If Crown or Constar receives in writing from the IRS or any other taxing authority notice of an Adjustment that may give rise to a payment from the other Party under this Agreement or otherwise affect the other Party’s Taxes, Crown or Constar, as the case may be, shall give written notice of the Adjustment to the other Party within 30 days of becoming aware of the Adjustment but in no case later than 10 days before Crown or Constar, as the case may be, is required to respond to the IRS or other taxing authority, provided that failure to give such timely notice shall not relieve the Party entitled to such notification of its obligations hereunder except to the extent actually prejudiced thereby. The Party primarily liable for any Tax Liability with respect to the Adjustment under Article III (the “Primary Party”) at its own expense shall have control over all matters relating to the Adjustment that may give rise to a payment obligation by the Primary Party, provided, however, that the other Party (the “Non-Primary Party”) may settle, partially settle, or otherwise resolve any controversy involving the Non-Primary Party’s Taxes to which the particular Adjustment relates, so long as the Non-Primary Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Primary Party’s position, without the prior written consent of the Primary Party, which consent shall not be unreasonably withheld.

(b)  Constar agrees reasonably to cooperate with Crown in the negotiation, settlement, or litigation of any liability for Taxes of any member of the Crown Group.

(c)  Crown agrees reasonably to cooperate with Constar in the negotiation, settlement, or litigation of any liability for Taxes of any member of the Constar Group.

(d)  Crown will promptly notify Constar in writing of any Adjustment involving a change in the tax basis of any asset of Constar or any change in any Tax attribute of Constar, specifying the nature of the change so that the Constar Group will be able to reflect the revised basis or attribute in its tax books and records for periods beginning on or after the Effective Date.

ARTICLE V
RETENTION OF RECORDS; STATUTE OF LIMITATIONS

Section 5.1.  Retention of Records.    Crown and Constar agree to retain the appropriate records which may affect the determination of the liability for Taxes of any member of the Crown Group or the Constar Group, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A Party may satisfy its obligations under the preceding sentence by allowing the other Party to duplicate records at such other Party’s request and expense.

Section 5.2.  Statute of Limitations.    Crown and Constar will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

ARTICLE VI
RESOLUTION OF DISPUTES

Section 6.1.  Disputes.

(a)  Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third Parties (collectively, “Disputes”), shall be subject to the provisions of this Section 6.1; provided, however, that nothing contained herein shall preclude either Party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

(b)  Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the Parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored. If the Parties do not resolve the Dispute within such 45 day period (the “Initial Negotiation Period”), the Parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of Crown, the Chief Executive Officer, and (b) in the case of Constar, the Chief Executive Officer (collectively, the “Designated Officers”). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Negotiation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

(c)  If the Dispute has not been resolved by negotiation within 75 days of the first Party’s notice, or if the Parties failed to meet within 30 days of the first Party’s notice, or if the Designated Officers failed to meet within 60 days of the first Party’s notice, either Party may commence any litigation or other procedure allowed by law.

ARTICLE VII
GENERAL

Section 7.1.  Term of the Agreement.    This Agreement shall become effective as of the Effective Date and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

Section 7.2.  Elections Under Code Section 1552.    Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the Crown Group with respect to the calculation of earnings and profits under Code Section 1552.

Section 7.3.  Injunctions.    The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 7.5.  Assignment.    Neither of the Parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

Section 7.6.  Further Assurances.    Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other Parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence. Constar shall cause any Subsidiaries of Constar formed after the date hereof to comply with all terms of this Agreement and shall use its best efforts to cause Constar Ambalaj Sanayi ve Ticaret A.S. to comply with all terms of this Agreement.

Section 7.6.  Waivers.    No failure or delay on the part of the Parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.7.  Change of Law.    If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 7.8.  Confidentiality.    Subject to any contrary requirement of law and the right of each Party to enforce its rights hereunder in any legal action, each Party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

Section 7.9.  Headings.    Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 7.10.  Counterparts.    For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties hereto, and each such executed Counterpart shall be, and shall be deemed to be, an original instrument.

Section 7.11.  Notices.    All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.11 listed below):

Crown at:	Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154 Attention: Reda Amiry Facsimile: (215) 698-6050

Constar at:	Constar International Inc. One Crown Way Philadelphia, PA 19154 Attention: James Cook Facsimile: (215) 552-3700

or to such other address as any Party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered 5 calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

Section 7.12.  Costs and Expenses.    Unless otherwise specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.13.  Cancellation of Prior Tax Allocation or Tax-Sharing Agreements.    Except as otherwise expressly provided herein, on or prior to the Effective Date, Crown shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any member of the Constar Group would otherwise be bound following the Offering.

Section 7.14.  Interest on Late Payments.    If a Party delays making any payment beyond the due date hereunder, such Party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

Section 7.15.  General.    This Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties or (b) by a waiver in accordance with Section 7.6. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective present and future Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.16.  Governing Law and Severability.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.

CROWN CORK & SEAL COMPANY, INC.

By:
Name: Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name: Title:

CONSTAR INTERNATIONAL INC.

By:
Name: Title:

CONSTAR FOREIGN HOLDINGS, INC.

By:
Name: Title:

CONSTAR , INC.

By:
Name: Title:

CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.

By:
Name: Title:

CONSTAR INTERNATIONAL UK LTD.

By:
Name: Title:

CONSTAR PLASTICS OF CANADA LIMITED

By:
Name: Title:

CONSTAR PLASTICS LLC

By:
Name: Title: